Exhibit 5.1

December 5, 2025

KALA BIO, Inc.

1167 Massachusetts Avenue

Arlington, MA 02476

Re:	KALA BIO, Inc.

Registration Statement on Form S-3, Registration No. 333-270263

Ladies and Gentlemen:

We have acted as counsel to KALA BIO, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated December 4, 2025 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-270263), initially filed by the Company with the Commission on March 3, 2023, as thereafter amended or supplemented, declared effective on May 11, 2023 (the “Registration Statement”).

We also have acted as counsel to the Company in connection with an offering of 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 9,100,000 shares of Common Stock (the “Pre-Funded Warrant Shares” and together with the Shares and the Pre-Funded Warrants, collectively the “Securities”) issued and sold under that certain Securities Purchase Agreement executed by the Company and the purchaser identified on the signature pages thereto on December 4, 2025 (the “Purchase Agreement”). The Prospectus Supplement relates to the Securities.

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Restated Certificate of Incorporation and Third Amended and Restated By-laws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated May 11, 2023, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Purchase Agreement, (vi) the Pre-Funded Warrants, (vii) the specimen Common Stock certificate, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 t: 212.659.7300 | haynesboone.com

KALA BIO, Inc.

December 5, 2025

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York, as currently in effect (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) The Shares have been duly authorized and, when issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable;

(2)  When the Pre-Funded Warrants have been issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Purchase Agreement, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company;

(3)  When the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by the purchasers pursuant to the terms of the Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Purchase Agreement, (a) the Pre-Funded Warrant Shares will have been duly authorized for issuance, and (b) as of the date hereof, if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable;

The opinions set forth above are subject to the following qualifications, limitations and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The opinions are subject to the effect of (i) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines generally affecting the enforceability of agreements (regardless of whether considered in a proceeding in equity or at law) (ii) obligations of good faith and fair dealing under New York law, (iii) provisions purporting to make a guarantor primarily liable rather than as a surety and (iv) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

KALA BIO, Inc.

December 5, 2025

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP